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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 2)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)

August 17, 2001
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,231,700 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,231,700 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,231,700 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	22.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,231,700 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,231,700 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,231,700 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	22.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,714,400 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,714,400 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,714,400 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 2,799,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 2,799,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 2,799,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,231,000	22.3%
RS Investment Mgmt, L.P.		5,231,000	22.3%
RS Growth Group LLC			1,714,400	 7.3%
RS Diversified Growth Fund		2,799,800	11.9%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,458,298 shares of Common Stock of the Issuer outstanding as of August 17, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,231,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,231,000 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,714,400 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,799,800 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE       SHARES    NET TRADE     TYPE

DGF              06-18-01        2000       6006    open mkt purch
Sep Acct         06-18-01         800       2403    open mkt purch
Sep Acct         06-18-01         300        901    open mkt purch
Sub-Advised Acct 06-18-01        1800       5406    open mkt purch
Sub-Advised Acct 06-18-01         700       2102    open mkt purch
DGF              06-19-01        1500       4498    open mkt purch
Sep Acct         06-19-01         600       1799    open mkt purch
Sep Acct         06-19-01         200        600    open mkt purch
Sub-Advised Acct 06-19-01        1300       3898    open mkt purch
Sub-Advised Acct 06-19-01         500       1499    open mkt purch
DGF              06-20-01       11500      35336    open mkt purch
Sep Acct         06-20-01        4400      13520    open mkt purch
Sep Acct         06-20-01       10200      31342    open mkt purch
Sub-Advised Acct 06-20-01        3000       9218    open mkt purch
Sub-Advised Acct 06-20-01         100        307    open mkt purch
Sub-Advised Acct 06-20-01        5800      17822    open mkt purch
DGF              06-21-01        1700       5477    open mkt purch
Sep Acct         06-21-01         600       1933    open mkt purch
Sep Acct         06-21-01        1500       4833    open mkt purch
Sub-Advised Acct 06-21-01         400       1289    open mkt purch
Sub-Advised Acct 06-21-01         800       2577    open mkt purch
DGF              06-22-01       29200      84680    open mkt purch
Sep Acct         06-22-01       20100      58290    open mkt purch
Sep Acct         06-22-01       34000      98600    open mkt purch
Sub-Advised Acct 06-22-01       20000      58000    open mkt purch
Sub-Advised Acct 06-22-01        7400      21460    open mkt purch
Sub-Advised Acct 06-22-01       13300      38570    open mkt purch
DGF              06-29-01       22500      81837    open mkt purch
Sep Acct         06-29-01        4500      16367    open mkt purch
Sep Acct         06-29-01        4500      16367    open mkt purch
Sub-Advised Acct 06-29-01        4500      16367    open mkt purch
Sub-Advised Acct 07-05-01        2500      10002    open mkt purch
DGF              07-05-01       12500      50009    open mkt purch
Sep Acct         07-05-01        2500      10002    open mkt purch
Sep Acct         07-05-01        2500      10002    open mkt purch
Sub-Advised Acct 07-06-01        1000       4013    open mkt purch
DGF              07-06-01        4900      19666    open mkt purch
Sep Acct         07-06-01        1000       4013    open mkt purch
Sep Acct         07-06-01        1000       4013    open mkt purch
Sub-Advised Acct 07-09-01         300       1215    open mkt purch
Sub-Advised Acct 07-09-01         600       2541    open mkt purch
DGF              07-09-01        1600       6480    open mkt purch
DGF              07-09-01        2800      11859    open mkt purch
Sep Acct         07-09-01         300       1215    open mkt purch
Sep Acct         07-09-01         600       2541    open mkt purch
Sep Acct         07-09-01         300       1215    open mkt purch
Sep Acct         07-09-01         600       2541    open mkt purch
Sub-Advised Acct 07-13-01       21400     104655    open mkt purch
Sub-Advised Acct 07-16-01       27600     138066    open mkt purch
Sub-Advised Acct 07-17-01       23100     115117    open mkt purch
Sub-Advised Acct 07-18-01        2900      14761    open mkt purch
Sub-Advised Acct 07-20-01        2300      11541    open mkt purch
Sub-Advised Acct 07-20-01       19500      97851    open mkt purch
DGF              07-20-01       17500      87815    open mkt purch
Sep Acct         07-20-01       12600      63227    open mkt purch
Sep Acct         07-20-01       15900      79786    open mkt purch
Sub-Advised Acct 07-23-01         300       1327    open mkt purch
DGF              07-23-01         300       1327    open mkt purch
Sep Acct         07-23-01         200        885    open mkt purch
Sep Acct         07-23-01         200        885    open mkt purch
Sub-Advised Acct 07-24-01         700       2887    open mkt purch
Sep Acct         07-24-01         100        412    open mkt purch
Sep Acct         07-24-01         100        412    open mkt purch
Sub-Advised Acct 07-25-01         100        419    open mkt purch
Sub-Advised Acct 07-25-01        1100       4611    open mkt purch
DGF              07-25-01         100        419    open mkt purch
Sep Acct         07-25-01         100        419    open mkt purch
Sep Acct         07-25-01         100        419    open mkt purch
Sub-Advised Acct 08-02-01         100        412    open mkt purch
Sub-Advised Acct 08-02-01        1900       7837    open mkt purch
DGF              08-02-01         100        412    open mkt purch
Sep Acct         08-02-01         200        825    open mkt purch
Sep Acct         08-02-01         300       1237    open mkt purch
Sub-Advised Acct 08-08-01         100        424    open mkt purch
Sub-Advised Acct 08-08-01         500       2118    open mkt purch
Sub-Advised Acct 08-08-01        6600      27954    open mkt purch
DGF              08-08-01         400       1694    open mkt purch
Sep Acct         08-08-01         700       2965    open mkt purch
Sep Acct         08-08-01         800       3388    open mkt purch
Sub-Advised Acct 08-10-01         600       2535    open mkt purch
Sep Acct         08-10-01         100        422    open mkt purch
Sep Acct         08-10-01         100        422    open mkt purch
Sub-Advised Acct 08-14-01         200        842    open mkt purch
Sub-Advised Acct 08-14-01        2300       9680    open mkt purch
DGF              08-14-01         100        421    open mkt purch
Sep Acct         08-14-01         300       1263    open mkt purch
Sep Acct         08-14-01         300       1263    open mkt purch
Sub-Advised Acct 08-16-01         100        397    open mkt purch
Sub-Advised Acct 08-16-01        1300       5158    open mkt purch
Sub-Advised Acct 08-16-01       18200      72214    open mkt purch
DGF              08-16-01        1200       4761    open mkt purch
Sep Acct         08-16-01        2000       7936    open mkt purch
Sep Acct         08-16-01        2200       8729    open mkt purch
Sub-Advised Acct 08-17-01         400       1598    open mkt purch
Sub-Advised Acct 08-17-01        2800      11187    open mkt purch
Sub-Advised Acct 08-17-01       41300     165002    open mkt purch
DGF              08-17-01        2600      10388    open mkt purch
Sep Acct         08-17-01        4500      17978    open mkt purch
Sep Acct         08-17-01        5100      20376    open mkt purch

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	August 17, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	August 17, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer